Exhibit 5

                               HUNTON & WILLIAMS
                             Riverfront Plaza, East
                              951 East Byrd Street
                               Richmond, VA 23219


                                                               File No.: 48010.1


                                  July 11, 1997



Board of Directors
Storage USA, Inc.
10440 Little Patuxent Parkway, Suite 1100
Columbia, Maryland  21044

                       Registration Statement on Form S-3
                                Storage USA, Inc.

Ladies and Gentlemen:

         We are acting as counsel for Storage USA, Inc. (the "Company") in connection with its registration under the Securities Act of 1933 of 67,453 shares of its common stock, $.01 par value per share (the "Shares"), which are proposed to be offered and sold as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on July 11, 1997.

         In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Tennessee.

         2. The Shares have been duly authorized and, when the Shares have been offered and sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                           Very truly yours,

                                           Hunton & Williams

07667/08019